EXHIBIT 10

Confidentiality and Non-Compete Agreement

      This CONFIDENTIALITY AND NON-COMPETE AGREEMENT (“Agreement”) is made by and between InfraSource Services, Inc. (the “Company”) and John R. Marshall (“Marshall” and collectively with the Company, the “Parties”).

      In connection with Marshall’s services as a member of the Board of Directors (the “Board”) of the Company, the Company has disclosed certain confidential information to Marshall. Pursuant to Marshall’s decision to not stand for reelection to the Board and in consideration of Marshall’s agreement to not disclose such confidential information and agreement not to compete with the Company, the Parties, intending to be legally bound hereby agree as follows:

1.	As used in this Agreement, the term “Confidential Information” means any technical or business information furnished by the Company to Marshall in connection with Marshall’s services as a member of the Board, regardless of whether such information is in written, oral, electronic, or other tangible form. Such Confidential Information may include, without limitation, trade secrets, know-how, inventions, technical data or specifications, methodologies, applications, software, business or financial information, research and development activities, product and marketing plans, and customer and supplier information.

2.	Marshall shall maintain the Company’s Confidential Information in confidence and not disclose such Confidential Information to any third party without the prior written consent of the Company. Information is not considered confidential or subject to these obligations if it:

a.	Was independently developed or discovered by Marshall prior to the time of its disclosure under this Agreement;

b.	Was available to the public prior to the date of disclosure to Marshall by the Company;

c.	Becomes part of the public domain by publication or by any other means except an unauthorized act or omission on the part of Marshall; or

d.	Is or was disclosed to Marshall at any time, whether prior to or after the time of its disclosure under this Agreement by a third party who, to the knowledge of Marshall, is under no obligation to Marshall to maintain such information in confidence.

3.	Marshall shall not use the Company’s Confidential Information for any purpose other than to evaluate the potential business relationship between the parties and to conduct any ensuing business arrangement.

4.	Neither this Agreement nor the disclosure of Confidential Information shall be deemed by implication or otherwise to vest in Marshall any rights in any patents, trade secrets, or other intellectual property rights of the Company.

5.	The obligations set forth in this Agreement regarding Confidential Information shall remain in effect for a period of five (5) years.

6.	Marshall further acknowledges and agrees that he shall not, without the express written consent of the Company, engage in any business enterprise, either directly or indirectly, which competes, either directly or indirectly, with the Company, or any of its subsidiaries, or operates in the same, or substantially similar, business industry as the Company. This prohibition shall be in full force and effect for a term of one (1) year. Nothing in this Agreement shall restrict or inhibit Marshall’s responsibilities in the performance of his duties on behalf of Great Plains Energy Company or any of its subsidiaries.

7.	Marshall acknowledges and agrees that great loss and irrevocable damage would be suffered by the Company if Marshall should breach or violate the restrictions set forth in this Agreement. Marshall further acknowledges that such a breach will cause the Company immediate and irreparable harm and damage, including damages which cannot be adequately remedied at law. Therefore, in addition to all remedies provided at law or in equity, Marshall agrees and consents that, in the event of a breach or a threatened breach by Marshall, the Company shall be entitled to an injunction to prevent a breach or a further breach of this Agreement, to prevent threatened or future harm, and to prescribe such affirmative action as may be necessary to remedy a breach or threatened breach without diminishing the Company’s right to money damages.

8.	In consideration of Marshall’s agreement to maintain the Company’s Confidential Information in confidence and not to compete, the Company agrees to pay Marshall $75,000 within twenty (20) days of executing this Agreement.

9.	This Agreement shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Pennsylvania. This Agreement shall be binding and inure to the benefit of the Company’s successors and assigns. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

10.	Marshall hereby represents and warrants that it has not entered and will not enter into any agreements inconsistent with its obligations under this Agreement.

11.	If Marshall becomes legally obligated to disclose any Confidential Information received by it from the Company, Marshall will use reasonable efforts to give the Company prompt and timely notice of such fact so that the Company may obtain a protective order or other appropriate remedy concerning any such disclosure or waive compliance with the provisions of this Agreement. If the Company elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy, the Company shall take all reasonable and lawful actions to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclosure.

12.	This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes any prior agreement between the parties regarding the subject matter hereof.

Please indicate acceptance of this Agreement by signing and dating the spaces provided below.

AGREED TO AND ACCEPTED BY:

INFRASOURCE SERVICES, INC.

By:	/s/ John R. Marshall	By:	/s/ Terence R. Montgomery

	Name: John R. Marshall		Name:	Terence R. Montgomery
			Title:	Senior Vice President, Chief
Financial Officer and
Assistant Secretary

Dated:	June 10, 2005	Dated:	June 14, 2005

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